Exhibit 5.1

April 3, 2024

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) of up to 2,046,943 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), comprised of (i) 75,327 shares of Common Stock (the “Common Shares”) and (ii) 1,971,616 shares of Common Stock (the “Conversion Shares” , and with the Common Shares, the (“Shares”)) issuable upon the conversion of unregistered Series F convertible preferred stock, par value $0.001 per share (the “Preferred Stock”). The Shares were sold to the Selling Stockholder pursuant to a securities purchase agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Common Shares are validly issued, fully paid, and non-assessable.

2.

The Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock and the Company’s Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/JBE